Exhibit 99.1

CONTACT:	Kim Rudd / Tabatha Santiago
Executive Assistant
(585) 784-3324

Investors and Media: Melanie Dambre / Jamie Baird
FTI Consulting
(212) 850-5600

FOR IMMEDIATE RELEASE

MONRO, INC. ANNOUNCES FIRST QUARTER FISCAL 2021 FINANCIAL RESULTS

~ First Quarter Sales of $247.1 Million ~

~ First Quarter Diluted EPS of $.09, including $.06 of Store Closing Costs ~

~ Provides Update on Actions to Mitigate Impact of COVID-19 Pandemic ~

~ Completes Rollout of Amazon.com Collaboration to Provide Tire Installation Services Across Store Base ~

~ Completes Planned Closure of 42 Stores as Part of Portfolio Optimization ~

~ Amends Revolving Credit Facility to Maximize Financial Flexibility ~

~ Not Issuing Fiscal 2021 Guidance Due to Uncertainty Related to COVID-19 ~

ROCHESTER, N.Y. – July 29, 2020 – Monro, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, today announced financial results for its first quarter ended June 27, 2020.

First Quarter Results

Sales for the first quarter of the fiscal year ending March 27, 2021 (“fiscal 2021”) decreased 22.1% to $247.1 million, as compared to $317.1 million for the first quarter of the fiscal year ended March 28, 2020 (“fiscal 2020”). The total sales decrease for the first quarter of $70.0 million was driven by a comparable store sales decline of 25.8%, partially offset by sales from new stores of $12.7 million, including sales from recent acquisitions of $11.1 million. The decline in comparable store sales was primarily driven by a substantial decrease in traffic related to the ongoing COVID-19 pandemic during the first quarter. Comparable store sales were down approximately 14% for tires, 32% for alignments, 35% for maintenance services, 36% for front end/shocks and 41% for brakes compared to the prior year period. Importantly, monthly comparable store sales performance across all product and service categories improved sequentially throughout the quarter.

Gross margin decreased 500 basis points to 35.4% in the first quarter of fiscal 2021 from 40.4% in the prior year period, primarily due to lower comparable store sales, which resulted in higher fixed distribution and occupancy costs as a percentage of sales, as well as lower vendor rebates due to slower inventory turns compared to the prior year period and a higher sales mix of tires compared to the prior year period, which resulted in higher material costs as a percentage of sales. This was partially offset by lower technician labor costs as a percentage of sales related to the Company’s store staffing optimization initiative. Total operating expenses decreased $15.7 million to $76.1 million, or 30.8% of sales, as compared to $91.8 million, or 28.9% of sales in the prior year period. The year-over-year dollar decrease primarily resulted from targeted cost reductions in response to COVID-19 and lower expenses from a net reduction of four stores compared to the prior year period. This was partially offset by $2.5 million in planned store closing costs. The increase in operating expenses as a percentage of sales in the first quarter of fiscal 2021 compared to the previous year period was driven by a decrease in comparable store sales.

Operating income for the first quarter of fiscal 2021 was $11.4 million, or 4.6% of sales, as compared to $36.4 million, or 11.5% of sales, in the prior year period. Interest expense was $7.4 million for the first quarter of fiscal 2021, as compared to $7.2 million for the first quarter of fiscal 2020.

Net income for the first quarter of fiscal 2021 was $3.0 million, as compared to $22.6 million in the same period of the prior year. Diluted earnings per share for the first quarter of fiscal 2021 was $.09, compared to $.67 in the first quarter of fiscal 2020. Adjusted diluted earnings per share, a non-GAAP measure, for the first quarter of fiscal 2021 was $.15, which excluded $.06 per share of planned store closing costs. This compares to adjusted diluted earnings per share of $.69 in the first quarter of fiscal 2020, which excluded $.01 per share of costs related to acquisition due diligence and integration and $.01 per share of one-time costs related to Monro.Forward initiatives. Please refer to the “Non-GAAP Financial Measures” section below for a discussion of this non-GAAP measure.

Income tax expense in the first quarter of fiscal 2021 was $1.0 million compared to $6.8 million in the prior year period.

During the first quarter of fiscal 2021, the Company closed 36 stores, ending the quarter with 1,247 company-operated stores and 97 franchised locations.

“Our first quarter performance demonstrates solid execution despite the unprecedented challenges related to the COVID-19 pandemic, and I would like to thank all of our Monro teammates for their hard work and dedication to safely serving our customers. In-line with our expectations, April represented a low point in our sales performance, with May and June improving sequentially as government restrictions gradually abated through the quarter. Encouragingly, the demand recovery continued in fiscal July with comparable store sales down approximately 12%. Since the beginning of the pandemic, we have taken a number of proactive steps to mitigate near-term headwinds while maintaining our focus on our Monro.Forward initiatives, including our technology-based store staffing model and our tire category management and pricing system, and are pleased that these efforts have begun to bear fruit. In addition to streamlining our operations, we have redirected our marketing efforts towards higher ROI digital channels and made strategic investments in technology, which we believe have been critical in helping us navigate the current environment,” said Brett Ponton, President and Chief Executive Officer.

Ponton continued, “Despite the challenges presented by COVID-19, we are encouraged by the outperformance of our rebranded stores during the first quarter, reinforcing our confidence in our store rebrand and reimage initiative. Our solid financial position will allow us to gradually resume this program in the second quarter as we continue our disciplined approach to capital allocation. Overall, we remain focused on the aspects of our business within our control, and we believe that the continued execution of our Monro.Forward strategy will enable us to emerge stronger following this pandemic and drive long-term value creation.”

COVID-19 Update

Government actions to curb the COVID-19 pandemic led to a substantial decline in traffic, which adversely impacted Monro’s performance in the first quarter of fiscal 2021. The Company saw gradual improvement in its comparable store sales performance throughout the quarter as stay-at-home restrictions lifted in some geographies. While demand has improved, the environment remains uncertain and the ongoing pandemic has continued to impact Monro’s financial results in the second quarter-to-date.

Monro’s top priority remains health and safety across all aspects of the business. The Company’s stores have been designated as essential businesses and have remained open since the beginning of the pandemic. During the first quarter, stores gradually returned to more normalized hours of operation in light of the improving demand environment. To protect its teammates and customers, Monro has implemented strict cleaning and sanitation measures. The Company will continue to follow all federal and local health and safety guidelines and adjust its comprehensive business continuity plans as appropriate.

With cash and cash equivalents of approximately $145 million and availability on our revolving credit facility of approximately $255 million as of July 25, 2020, Monro firmly believes its solid balance sheet and ample liquidity position it well to navigate the current environment.

Completed Rollout of Amazon.com Collaboration to Provide Tire Installation Services

The Company announced today that it has completed the rollout of its collaboration with Amazon.com to provide tire installation services at all of its 1,247 retail tire and automotive service locations across 32 states. The Company’s collaboration with Amazon.com is a key component of its omni-channel strategy to drive improved customer-centric engagement.

Real Estate Portfolio Optimization

The Company also announced today that it has completed its planned real estate portfolio optimization with the closure of 36 stores during the first quarter of fiscal 2021, in addition to the six stores that were closed in the fourth quarter of fiscal 2020. As previously announced, Monro assessed its real estate portfolio and identified a total of 42 underperforming stores for closure as part of its Monro.Forward strategy. This adjustment was planned in accordance with its analytical model and is not in response to COVID-19. As a result of these 42 store closures, the Company recorded $2.5 million in one-time store closing costs in the first quarter of fiscal 2021. The Company estimates that these store closures will improve operating income by approximately $5.1 million on an annual basis.

Amendment to Revolving Credit Facility

On June 11, 2020, Monro reached an agreement to temporarily amend certain financial and restrictive covenants of its current five-year revolving credit facility in order to provide the Company with greater financial flexibility to operate its business.

Company Outlook

Due to the ongoing uncertainty caused by COVID-19, it remains difficult to accurately predict the full impact of the pandemic on overall demand and Monro’s operations for the remainder of the year. Therefore, the Company is not providing fiscal 2021 guidance at this time.

Earnings Conference Call and Webcast

The Company will host a conference call and audio webcast on Wednesday, July 29, 2020 at 8:30 a.m. Eastern Time. The conference call may be accessed by dialing 1-877-425-9470 and using the required passcode 13706976. A replay will be available approximately two hours after the recording through Wednesday, August 12, 2020 and can be accessed by dialing 1-844-512-2921 and using the required pass code of 13706976. The live conference call and replay can also be accessed via audio webcast at the Investors section of the Company’s website, located at corporate.monro.com. An archive will be available at this website through August 12, 2020.

About Monro, Inc.

Headquartered in Rochester, New York, Monro is a chain of 1,247 Company-operated stores, 97 franchised locations, seven wholesale locations and three retread facilities providing automotive undercar repair and tire sales and services. The Company operates in 32 states, serving the MidAtlantic and New England regions and portions of the Great Lakes, Midwest, Southeast and Western United States. The predecessor to the Company was founded by Charles J. August in 1957 as a Midas Muffler franchise. In 1966, Monro began to diversify into a full line of undercar repair services. The Company has experienced significant growth in recent years through acquisitions and, to a lesser extent, the opening of newly constructed stores. The Company went public in 1991 and trades on The Nasdaq Stock Market under the symbol MNRO.

Cautionary Note Regarding Forward-Looking Statements

The statements contained in this press release that are not historical facts may contain statements of future expectations and other forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by such words and phrases as “expected,” “estimate,” “guidance,” “outlook,” “anticipate,” “assume,” “project,” “believe,” “could,” “may,” “will,” “intend,” “plan” and other similar words or phrases. Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed. These factors include, but are not necessarily limited to, product demand, dependence on and competition within the primary markets in which the Company’s stores are located, the need for and costs associated with store renovations and other capital expenditures, the duration and scope of the COVID-19 pandemic and its impact on our customers, executive officers and employees, the effect of economic conditions, seasonality, changes in the U.S. trade environment, including the impact of tariffs on products imported from China, the impact of competitive services and pricing, product development, parts supply restraints or difficulties, the impact of weather trends and natural disasters, industry regulation, risks relating to leverage and debt service (including sensitivity to fluctuations in interest rates),continued availability of capital resources and financing, risks relating to protection of customer and employee personal data, risks relating to litigation, risks relating to integration of acquired businesses and other factors set forth elsewhere herein and in the Company’s Securities and Exchange Commission filings, including the Company’s annual report on Form 10-K for the fiscal year ended March 28, 2020. Except as required by law, the Company does not undertake and specifically disclaims any obligation to update any forward-looking statement to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Non-GAAP Financial Measures

In addition to reporting diluted earnings per share (“EPS”), which is a generally accepted accounting principles (“GAAP”) measure, this press release includes adjusted diluted EPS, which is a non-GAAP financial measure. The Company has included a reconciliation from adjusted diluted EPS to its most directly comparable GAAP measure, diluted EPS. Management views this non-GAAP financial measure as a way to better assess comparability between periods because management believes the non-GAAP financial measure shows the Company’s core business operations while excluding certain non-recurring items and items related to our Monro.Forward or acquisition initiatives.

This non-GAAP financial measure is not intended to represent, and should not be considered more meaningful than, or as an alternative to, its most directly comparable GAAP measure. This non-GAAP financial measure may be different from similarly titled non-GAAP financial measures used by other companies.

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MONRO, INC.

Financial Highlights

(Unaudited)

(Dollars and share counts in thousands)

	Quarter Ended Fiscal June
	2020	2019	% Change
Sales	$247,059	$317,063	(22.1%)
Cost of sales, including distribution and occupancy costs	159,605	188,916	(15.5%)

Gross profit	87,454	128,147	(31.8%)
Operating, selling, general and administrative expenses	76,053	91,776	(17.1%)

Operating income	11,401	36,371	(68.7%)
Interest expense, net	7,385	7,157	3.2%
Other loss / (income), net	9	(175)	(105.1%)

Income before provision for income taxes	4,007	29,389	(86.4%)
Provision for income taxes	1,020	6,783	(85.0%)

Net income	$2,987	$22,606	(86.8%)

Diluted earnings per share	$.09	$.67	(86.6%)

Weighted average number of diluted shares outstanding	33,854	33,964
Number of stores open (at end of quarter)	1,247	1,251

MONRO, INC.

Financial Highlights

(Unaudited)

(Dollars in thousands)

	June 27,	March 28,
	2020	2020
Current Assets
Cash	$147,174	$345,476
Inventories	176,530	187,441
Other current assets	57,552	63,103

Total current assets	381,256	596,020
Property, plant and equipment, net	328,915	328,637
Finance lease and financing obligation assets, net	253,956	196,575
Operating lease assets, net	206,252	199,729
Other non-current assets	728,463	728,496

Total assets	$1,898,842	$2,049,457

Liabilities and Shareholders’ Equity
Current liabilities	$281,776	$254,936
Long-term debt	326,200	566,400
Long-term finance leases and financing obligations	350,212	298,373
Long-term operating lease liabilities	180,767	170,954
Other long-term liabilities	29,167	24,354

Total liabilities	1,168,122	1,315,017
Total shareholders’ equity	730,720	734,440

Total liabilities and shareholders’ equity	$1,898,842	$2,049,457

MONRO, INC.

Reconciliation of Adjusted Diluted Earnings Per Share (EPS)

(Unaudited)

	Quarter Ended Fiscal
	June
	2020	2019
Diluted EPS	$0.09	$0.67
Store closing costs	0.06	—
Monro.Forward initiative costs	—	0.01
Acquisition due diligence and integration costs	—	0.01

Adjusted Diluted EPS	$0.15	$0.69

Supplemental Reconciliation of Adjusted Net Income

(Unaudited)

(Dollars in Thousands)

	Quarter Ended Fiscal
	June
	2020	2019
Net Income	$2,987	$22,606
Store closing costs	2,527	—
Monro.Forward initiative costs	182	538
Acquisition due diligence and integration costs	17	482
Provision for income taxes	(641)	(255)

Adjusted Net Income	$5,072	$23,371